Exhibit 99(k)(3)

SELECTED INVESTMENT ADVISER AGREEMENT

FS GLOBAL CREDIT OPPORTUNITIES FUND—D

THIS SELECTED INVESTMENT ADVISER AGREEMENT (this “Agreement”) is made and entered into as of the date indicated on Exhibit A attached hereto and by this reference incorporated herein, between FS Global Credit Opportunities Fund—D, a Delaware statutory trust (the “Company”), and the selected investment adviser (“Adviser”) identified in Exhibit A hereto.

WHEREAS, the Company is offering up to 75,000,000 of its common shares of beneficial interest, par value $0.001 per share (the “Shares”), on a continuous basis in a public offering (the “Offering”) of the Shares pursuant to a prospectus (as may be amended or supplemented from time to time, the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”), at an initial offering price of $10.20 per Share until the Minimum Offering Requirement (as defined in the Prospectus) is satisfied and, thereafter, at an offering price equal to the Company’s then current net asset value per Share, plus dealer manager fees of up to 2.0% of the Company’s public offering price per Share (as adjusted, the “Current Offering Price”);

WHEREAS, FS2 Capital Partners, LLC, a registered broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), is serving as the dealer manager for the Offering (the “Dealer Manager”);

WHEREAS, the Company has filed a registration statement on Form N-2 for the registration of the offer and sale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, including the Prospectus and the exhibits thereto, as may be amended from time to time, being herein referred to as the “Registration Statement”);

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of the Registration Statement and, further, pursuant to the terms and conditions of all applicable federal securities laws and the applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Company desires to give the clients of Adviser the opportunity to purchase the Shares, and Adviser is willing and desires to provide its clients with information concerning the Shares and the procedures for subscribing for the Shares upon the terms and conditions stated herein and in the Registration Statement.

NOW, THEREFORE, in consideration of the premises and terms and conditions thereof, it is agreed between the Company and Adviser as follows:

1.	Purchase of Shares.

(a) Subject to the terms and conditions herein set forth, the Company hereby makes available for purchase by the clients of Adviser the Shares described in the Registration Statement. Adviser hereby covenants, represents, warrants and agrees that, in regard to any purchase of the Shares by its clients, it will comply with all of the terms and conditions set forth in the Registration Statement, all applicable state and federal laws, including the Securities Act, the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), any applicable state securities laws and laws governing fiduciaries, and any and all regulations and rules pertaining thereto. Neither Adviser nor any other person shall have any authority to give any information or make any representations in connection with the Offering other than as contained in the Registration Statement, and as is otherwise expressly authorized in writing by the Company.

(b) Clients of Adviser may purchase the Shares according to all such terms as are contained in the Registration Statement. Adviser shall comply with all requirements set forth in the Registration Statement. Adviser shall use and distribute, in connection with the Shares, only the Prospectus, and such sales literature and advertising materials that shall conform in all respects to any restrictions of local law and the applicable requirements of the Securities Act and FINRA and that has been approved in writing by the Company. The Company reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements set forth in the Registration Statement, and Adviser shall comply with all such additional procedures.

(c) The Shares may be purchased by clients of Adviser only where the Shares may be legally offered and sold, only by such persons in such jurisdictions who shall be legally qualified to purchase the Shares, and only by such persons in such jurisdictions in which Adviser is registered as an investment adviser or exempt from any applicable registration requirements.

(d) In accordance with the “Plan of Distribution” section of the Prospectus, the Company will sell the Shares in the Offering through independent investment adviser representatives of Adviser at the Current Offering Price. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to Adviser by the Company or the Dealer Manager, a minimum initial investment of $5,000 is required and any additional investments must be made in amounts of at least $500.

(e) Adviser will use every reasonable effort to ensure that the Shares are purchased only by investors who:

(1) meet the investor suitability standards, including the minimum income and net worth standards established by the Company and set forth in the Prospectus, and minimum purchase requirements set forth in the Prospectus;

(2) can reasonably benefit from an investment in the Shares based on each prospective investor’s overall investment objectives and portfolio structuring;

(3) are able to bear the economic risk of the investment in the Shares based on each prospective investor’s overall financial situation; and

(4) have apparent understanding of: (i) the features of an investment in the Shares; (ii) the fundamental risks of an investment in the Shares; (iii) the risk that the prospective investor may lose his or her entire investment in the Shares; (iv) the lack of liquidity of the Shares; (v) the background and qualifications of FS Global Advisor, LLC, the adviser to the Company, and GSO Capital Partners LP, the sub-adviser to the Company; and (vi) the tax consequences of an investment in the Shares.

Adviser will make the determinations required to be made by it pursuant to this subparagraph (e) based on information it has obtained from each prospective investor, including, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as any other pertinent factors required by applicable law or otherwise deemed by Adviser to be relevant. Adviser acknowledges that, in the case of subscriptions made by fiduciary accounts, the suitability standards set forth in this subparagraph (e) must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account.

(f) In addition to complying with the provisions of subparagraph (e) above, and not in limitation of any other obligations of Adviser to determine suitability imposed by state or federal law, Adviser agrees that it will comply fully with the following provisions:

(1) Adviser shall have reasonable grounds to believe, based upon information provided by the investor concerning his or her investment objectives, other investments, financial situation and needs, and upon any other information known by Adviser, that (i) each client of Adviser that purchases Shares is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (ii) each client of Adviser that purchases Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (iii) the Shares otherwise are or will be a suitable investment for each client of Adviser that purchases Shares, and Adviser shall maintain files for six years disclosing the basis upon which the determination of suitability was made;

(2) Adviser shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transactions by the investor;

(3) Adviser shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;

(4) In making the determination set forth in subparagraph (3) above, Adviser represents that it has or will have evaluated items of compensation, physical properties, tax aspects, financial stability and experience of the Company’s sponsor, Franklin Square Holdings, L.P. (“FSH”), the Company and their respective affiliates, conflicts of interest and risk factors, appraisals, as well as any other information deemed pertinent by Adviser;

(5) Adviser, unless otherwise licensed as such, shall not act as a broker or dealer in connection with the purchase of Shares to be made by its client;

(6) Adviser shall inform each prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares; and

(7) Shares shall only be offered by Adviser to investors who have engaged Adviser as an investment adviser and who have agreed to pay Adviser a fee for investment advisory services. If requested, Adviser shall certify to the Company and the Dealer Manager that each investor has met the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and that the investment in Shares is a suitable and appropriate investment for the investor. Adviser will only make offers to investors in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In participating in the Offering, Adviser will comply with applicable rules and regulations relating to the determination of suitability of investors. In order to evidence this suitability determination, Adviser agrees, if requested by the Company, to execute and deliver to the Company an RIA Certificate of Client Suitability in such form as the Company may require for each client of Adviser who purchases Shares.

(g) Each client of Adviser desiring to purchase Shares in the Offering will be required to complete and execute a subscription agreement in the form attached as an appendix to the Prospectus (the “Subscription Agreement”) and to deliver to the Dealer Manager, through its transfer agent, DST Systems, Inc. (the “Transfer Agent”), such completed Subscription Agreement, together with a check, draft, wire or money order (hereinafter referred to as an “instrument of payment”) at a price per Share equal to the Current Offering Price, or such discounted purchase price per Share that may apply based upon the available discounts specified in the Prospectus. Persons who purchase Shares will be instructed by Adviser to make their checks payable to “FS Global Credit Opportunities Fund—D.” Checks not made payable pursuant to this subparagraph (g) shall be returned directly to the subscriber who submitted the check. Subscriptions will be executed as described in the Registration Statement or as directed by the Company. Adviser will deliver such instrument of payment to the Transfer Agent not later than the end of the next business day following its receipt.

(h) A sale of Shares shall be deemed to be completed only after the Company, through the Transfer Agent, receives a properly completed Subscription Agreement for Shares from Adviser evidencing the fact that the investor had received a final Prospectus prior to the completion date, together with payment of the full purchase price of each purchased Share from a buyer who satisfies each of the terms and conditions of the Registration Statement, and only after such Subscription Agreement has been accepted in writing by the Company.

(i) Adviser shall have no obligation under this Agreement to advise its clients to purchase any of the Shares.

(j) Adviser hereby confirms that it is familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied and will comply therewith.

(k) Adviser agrees to retain in its files, for a period of at least six years, information that will establish that each purchaser of Shares falls within the permitted class of investors.

(l) Adviser shall not (1) purchase Shares for its own account or (2) hold for investment any Shares purchased for its own account.

(m) During the full term of this Agreement, the Company shall have full authority to take such action as it may deem advisable in respect to all matters pertaining to the performance of Adviser under this Agreement.

2.	Compensation to Adviser.

The Company shall pay no fees, commissions or other compensation to Adviser.

3.	Dealer Affiliation.

(a) It is expressly understood between Adviser and the Company that the Company has entered into a dealer manager agreement with FS Global Advisor, LLC and the Dealer Manager, dated as of July 15, 2013 (the “Dealer Manager Agreement”), which Dealer Manager Agreement contains the terms pursuant to which the Dealer Manager will offer the Shares for sale to the public. Shares offered and sold pursuant to this Agreement will be offered and sold through the Dealer Manager, a registered broker-dealer that is a member of FINRA. Adviser acknowledges that the Dealer Manager will receive a dealer manager fee set forth on Exhibit A hereto in connection with the sale of the Shares to Adviser’s clients, such dealer manager fee to be paid by the Company from the gross offering proceeds received by it on account of the sale of Shares. Adviser further acknowledges and represents that this Agreement applies only to transactions effected by those investment adviser representatives who are not registered with a broker-dealer.

(b) Adviser acknowledges and agrees that the Company and the Dealer Manager may cooperate with broker-dealers who are registered with FINRA or with other investment advisers registered under the Investment Advisers Act, or comparable state securities laws. Such broker-dealers may enter into agreements with the Company or the Dealer Manager on terms and conditions appropriate to registered broker-dealers and shall receive such rates of commission or other fees as are agreed to between the Company or the Dealer Manager and the respective broker-dealers, and investment advisers may enter into selected investment adviser agreements with the Company on terms and conditions similar to this Agreement and providing to their clients benefits similar to those set forth herein, in either instance in accordance with the terms of the Registration Statement.

4.	Cooperation with the Dealer Manager.

Adviser will cooperate with the Dealer Manager in providing to the Dealer Manager all required account information for Adviser’s clients. Adviser agrees to provide to the Dealer Manager a copy of Adviser’s fee arrangement with its clients. Adviser further agrees to provide evidence of compliance with applicable securities laws, including the Investment Advisers Act, as may reasonably be requested by the Dealer Manager. Adviser understands and agrees that the

Dealer Manager will treat any order to purchase Shares by clients of Adviser as an unsolicited order. The Dealer Manager will have final approval regarding the investment in the Shares by Adviser’s clients and may reject any prospective subscription upon the exercise of reasonable discretion.

5.	Conditions of Adviser’s Obligations.

Adviser’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to the condition that no stop order shall have been issued suspending the effectiveness of the Registration Statement or the Offering.

6.	Conditions to the Company’s Obligations.

The obligations of the Company hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) from the commencement of the Offering, and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Registration Statement or the Offering or other order restraining the Offering shall have been issued nor proceedings therefore initiated by any state regulatory agency or the SEC; and (c) Adviser shall have satisfactorily performed all of its obligations hereunder and complied with the covenants set forth in Section 1 and Section 7 hereof.

7.	Representations, Warranties and Covenants of Adviser.

Adviser represents, warrants and covenants, during the full term of this Agreement, that:

(a) Adviser is an entity organized and presently in good standing under the laws of its state of formation.

(b) Adviser is registered as an investment adviser under the Investment Advisers Act, or under one or more state securities laws, and has complied with registration or notice filing requirements of the appropriate regulatory agency in each state in which Adviser has clients, or is exempt from such registration requirements.

(c) Adviser is not and will not become affiliated with a broker-dealer participating in the Offering.

(d) Adviser shall comply with all applicable federal and state securities laws, including, without limitation, the disclosure requirements, custody of funds and securities of clients, and record keeping requirements of applicable securities laws, and the provisions thereof requiring disclosure of the existence of this Agreement.

(e) With respect to any purchase of Shares for fiduciary or custodial accounts, Adviser shall be solely responsible for all determinations regarding compliance with the suitability standards set forth in the Prospectus with respect to all persons who directly or indirectly supplied the funds for the purchase of the Shares for such fiduciary or custodial accounts, or for the beneficiaries of such fiduciary or custodial accounts. Adviser further represents, warrants and covenants that the Adviser, or a person associated with Adviser, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed person or beneficiary by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each such person or beneficiary of Shares, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Adviser acknowledges that the Dealer Manager and the Company will rely on Adviser’s determinations regarding compliance with suitability standards with respect to such persons or beneficiaries, and further acknowledges that the Dealer Manager and the Company will make no independent determinations of compliance with suitability standards with respect to such persons or beneficiaries.

(f) Adviser shall be solely responsible with respect to the maintenance of all records obtained in connection with its determinations regarding compliance with the suitability standards set forth in the Prospectus with respect to such persons or beneficiaries. The Adviser agrees to retain such documents and records in the Adviser’s records for a period of at least six years from the date of the applicable sale of Shares and to make such documents and records available to (i) the Company upon request, and (ii) representatives of the SEC, FINRA and any other applicable jurisdictions upon the Adviser’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.

(g) Adviser is in compliance with and shall comply with Rule 206(4)-2 under the Investment Advisers Act with respect to the custody of Shares sold pursuant to this Agreement. Adviser represents and warrants that it has entered into an agreement with, or, before the sale of any Shares pursuant to this Agreement, will enter into an agreement with, one of the “qualified custodians” listed on Exhibit B of this Agreement for the maintenance and custody of Shares purchased by Adviser’s clients pursuant to the applicable program identified in Exhibit B.

(h) Adviser shall have adequate procedures and system in place to provide for the valuation of illiquid investments, such as the Shares being purchased from the Company.

(i) Adviser understands that from time to time the Company may provide or cause to be provided through the Transfer Agent or otherwise, one or more price files with respect to the Shares that may not reflect the actual value of the Shares. Adviser acknowledges and agrees that, except as otherwise may be required by law or regulation, the portfolio value and estimated per share value set forth on account statements provided by the Company or its agent to Adviser’s customers will reflect any discount to the Current Offering Price applicable to the purchase of the Shares by such customer.

(j) Adviser’s acceptance of this Agreement constitutes a representation to the Company and its agents that Adviser has established and implemented an anti-money laundering compliance program and customer identification program (“AML Program”) in accordance with applicable law, including applicable rules of the SEC and The USA PATRIOT Act of 2001 (the “Patriot Act”), specifically including, but not limited to, the applicable section(s) of the Money Laundering Abatement Act (collectively, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the Offering. In addition, Adviser represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the Treasury

Department’s Office of Foreign Assets Control (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Agreement. Upon request by the Dealer Manager or the Company at any time, and for up to six (6) years after the termination of this Agreement, Adviser hereby agrees to furnish a copy of: (1) its AML Program and OFAC Program; (2) the findings and any remedial actions taken in connection with Adviser’s most recent independent testing of its AML Program and/or its OFAC Program; and (3) any other documents reasonably requested by the Company or the Dealer Manager. The parties acknowledge that the investors who purchase Shares through Adviser are “customers” of Adviser. Nonetheless, to the extent that the Company or the Dealer Manager deem it prudent, Adviser shall cooperate with the Company and the Dealer Manager and their respective agents with respect to auditing and monitoring of Adviser’s AML Program and its OFAC Program by providing, upon request, information, records, data and exception reports, related to investors in the Shares introduced to, and serviced by, Adviser (the “Customers”). Such documentation could include, among other things, copies of Adviser’s AML Program and its OFAC Program; documents maintained pursuant to Adviser’s AML Program and its OFAC Program related to the Customers; any suspicious activity reports filed related to the Customers; audits and any exception reports related to Adviser’s AML activities; and any other files maintained related to the Customers. In the event that such documents reflect, in the opinion of the Company or Dealer Manager, a potential violation of their respective obligations, if any, in respect of its AML or OFAC requirements, Adviser will permit the Company or its agent to further inspect relevant books and records related to the Customers’ and/or Adviser’s compliance with AML or OFAC requirements. Notwithstanding the foregoing, Adviser shall not be required to provide any documentation that, in Adviser’s reasonable judgment, would cause Adviser to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. Adviser hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Patriot Act. Adviser hereby agrees, upon request to (A) provide an annual certification that, as of the date of such certification (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Patriot Act; and (B) perform and carry out, on behalf of both the Company and the Dealer Manager, the Customer Identification Program requirements in accordance with Section 326 of the Patriot Act and applicable SEC and Treasury Department Rules thereunder.

8.	Covenants of the Company.

The Company represents, warrants and covenants during the full term of this Agreement, that:

(a) The Company shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement and to file such amendments to the Registration Statement as may be reasonably necessary for that purpose.

(b) The Company shall inform Adviser promptly upon receiving any order issued by the SEC, any state regulatory agency or any other regulatory agency which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the Offering or sale of the Shares, or receives notice of any proceedings regarding any such order.

(c) The Company shall use its commercially reasonable best efforts to prevent the issuance of any order described herein at subparagraph (b) hereof and to obtain the lifting of any such order if issued.

(d) The Company shall give Adviser notice when the Registration Statement becomes effective and shall deliver to Adviser such number of copies of the Prospectus, and any supplements and amendments thereto, which are finally approved by the SEC, as Adviser may reasonably request for sale of the Shares.

(e) The Company shall promptly notify Adviser of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish Adviser with copies of any revised Prospectus and/or supplements and amendments to the Prospectus as Adviser may reasonably request for sale of the Shares.

(f) The Company shall keep Adviser informed of any material development to which the Company is a party or which concerns the business and condition of the Company to the extent not publicly disclosed by the Company in its filings with the SEC.

9.	Payment of Costs and Expenses.

Adviser shall pay all costs and expenses incident to the performance of its obligations under this Agreement.

10.	Indemnification.

(a) Adviser agrees to indemnify, defend and hold harmless the Company, the Dealer Manager, their affiliates and the officers, directors, trustees, employees and agents of the Company, the Dealer Manager and their affiliates (collectively, the “Indemnitees”), against all losses, claims, demands, liabilities and expenses, joint or several, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Indemnitees, which they or any of them may incur, arising out of (1) the offer or sale by Adviser, or any person acting on its behalf, of the Shares pursuant to this Agreement; (2) the breach by Adviser, or any person acting on its behalf, of any of the terms and conditions of this Agreement; (3) the negligence, malpractice or malfeasance of Adviser or any person acting on its behalf; (4) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by Adviser or Adviser’s representatives or agents; or (5) any failure by Adviser or its representatives or agents to comply with any federal or state laws, rules or regulatory requirements, and will reimburse the Indemnitees in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing, in no event shall Adviser have any obligation to indemnify, defend or hold harmless any Indemnitee pursuant to this Section for any claim or liability caused by or arising out of, in connection with the offer and sale of the Shares, any untrue statement of a material fact by an Indemnitee or any omission by an Indemnitee of a material fact necessary to make any statements, in the light of the circumstances under which such statements were made, not misleading; provided that any such untrue statement or omission is not contained in or omitted from the Prospectus or Registration Statement or otherwise made or omitted by any Indemnitee on the basis of information supplied to any Indemnitee by Adviser. This indemnity provision shall survive the termination of this Agreement.

(b) The Company agrees to indemnify, defend and hold harmless Adviser, its affiliates and the officers, directors, employees and agents of Adviser and its affiliates (collectively, the “Adviser Indemnitees”), against all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, which they or any of them may incur, but only to the extent that such losses, claims, demands, liabilities and expenses shall arise out of or are based upon (1) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Registration Statement, or (2) any omission to state in the Prospectus or Registration Statement a material fact necessary to make any statements made therein, in the light of the circumstances under which such statements were made, not misleading; provided, however, that the Company shall have no obligation to indemnify, defend or hold harmless Adviser Indemnitees pursuant to this Section in the event that (A) any such untrue statement or omission is based on information which was supplied by any Adviser Indemnitee, or (B) such claims or liabilities arise from Adviser Indemnitees’ own negligence, malpractice or malfeasance. This indemnity provision shall survive the termination of this Agreement.

(c) An indemnified party under this Agreement shall notify any indemnifying party in writing promptly after the summons or other first legal process giving information of the nature of the claim served upon the party to be indemnified; provided, however, that the failure to notify an indemnifying party of any such claim shall not relieve such indemnifying party from its obligations hereunder except to the extent it shall have been prejudiced by such failure. In the case of any such claim, if the party to be indemnified notified the indemnifying party of the commencement thereof as aforesaid, the indemnifying party shall be entitled to participate at its own expense in the defense of such claim. If the indemnifying party so elects, in accordance with arrangements satisfactory to any other indemnifying party or parties similarly notified, the indemnifying party shall have the option to assume the entire defense of the claim, with counsel who shall be satisfactory to such indemnified party and all other indemnified parties who are defendants in such action; and after notice from the indemnifying party of its election so to assume the defense thereof and the retaining of such counsel by the indemnifying party, the indemnifying party shall not be liable to such indemnified party under subparagraphs (a) and (b) above for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than for the reasonable costs of investigation.

11.	Term of Agreement.

This Agreement shall become effective as of the later of (i) the date on which this Agreement is executed by the Company and Adviser and (ii) the date on which the Registration Statement is declared effective. Each party may terminate this Agreement at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement shall cease to be effective; (b) the Offering shall be terminated; or (c) Adviser’s license or registration to act as an investment adviser shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended.

12.	The Dealer Manager as Intended Third-Party Beneficiary.

The Dealer Manager is an intended third-party beneficiary of this Agreement and specifically the agreements, representations and covenants of Adviser made herein.

13.	Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, or sent by facsimile transmission, to the applicable address set forth below.

If to the Company:	FS Global Credit Opportunities Fund—D Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania 19104 Attention: Chief Compliance Officer

If to Adviser, to the person whose name and address are identified in Exhibit A hereto.

14.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by Adviser by operation of law or otherwise.

15.	Confidentiality.

Dealer Manager, the Company, FSH or one of their affiliates or employees, agents or advisers (“Representatives”) (all such entities and persons, collectively, the “FS Entities”) may have provided and will furnish to Adviser or its affiliates or Representatives with certain information that is either non-public, confidential or proprietary in nature in connection with Adviser’s review, investigation, examination and evaluation (the “Due Diligence Evaluation”) of the Company in connection with the Offering. This information furnished to Adviser or its affiliates or Representatives, including the terms and conditions of any agreements entered into between Adviser or its affiliates and any FS Entity, together with analyses, compilations, forecasts, studies or other documents prepared by Adviser or its affiliates or Representatives which contain or otherwise reflect such information is hereinafter referred to as the “Information.” The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by Adviser or its affiliates or Representatives in violation of this Agreement, or (ii) become available to Adviser on a non-confidential basis from a source other than an FS Entity that has a bona fide right to do so and which is not subject to any obligation to keep such information confidential. In consideration of the FS Entities furnishing Adviser or its affiliates or Representatives with the Information, Adviser agrees that:

(a) The Information will be kept confidential and shall not, without FSH’s prior written consent, be disseminated or disclosed by Adviser or its affiliates or Representatives, in any manner whatsoever, in whole or in part, and shall not be used by Adviser or its affiliates or Representatives, other than in connection with performing the Due Diligence Evaluation. Moreover, Adviser agrees to reveal the Information only to such of its affiliates or Representatives who need to know the Information for the purpose of performing the Due Diligence Review, who are informed by Adviser of the confidential nature of the Information and who agree to act in accordance with the terms and conditions of this Section 15.

(b) All copies of the Information will be returned to FSH or destroyed upon FSH’s request.

(c) In the event that Adviser or any of its affiliates or Representatives are requested or required (by oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Information, Adviser will (i) promptly notify the Company of the existence, terms and circumstances surrounding such request; (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and (iii) assist the Company in seeking a protective order or other appropriate remedy to assure that confidential treatment will be accorded to such portion of the Information required to be disclosed. In the absence of a protective order or other appropriate remedy, Adviser agrees that Adviser will only disclose that portion of the Information which, in the opinion of counsel, Adviser is required to disclose. Adviser agrees that Adviser shall be responsible for any breach of this Agreement by Adviser’s Representatives. Adviser further agrees to exercise its reasonable efforts to otherwise preserve the confidentiality of the Information. Upon reasonable notice, Adviser further agrees to cooperate with the FS Entities in obtaining a protective order or other appropriate remedy.

(d) In no event shall any of the FS Entities be liable for any losses, damages, claims or expenses incurred or actions undertaken by Adviser or its affiliates or Representatives as a result of their receipt of the Information or their use thereof. Adviser agrees that the Information is and shall remain the property of FSH and that none of the FS Entities has granted Adviser or its affiliates or Representatives any license, copyright, or similar right with respect to any of the Information.

(e) Adviser hereby acknowledges that Adviser is aware, and that Adviser will advise its affiliates or Representatives who have been provided with Information, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Adviser further acknowledges that some or all of the Information is or may be price-sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake, on behalf of ourselves and our Representatives, not to use any Information for any unlawful purpose.

(f) FSH has the right to enforce this Section 15 as a third party beneficiary.

16.	Miscellaneous.

(a) This Agreement shall be construed in accordance with the applicable laws of the state of Delaware.

(b) Nothing in this Agreement shall constitute Adviser as in association with or in partnership with the Company.

(c) This Agreement embodies the entire understanding between the parties to this Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of this Agreement shall remain in full force and effect.

(e) The representations, warranties and agreements contained in this Agreement are made as of the date hereof and as of any time during the Offering period and such representations, warranties and agreements, including the indemnity provisions herein, shall remain operative and survive the sale of the Shares.

(f) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth on Exhibit A hereto.

ADVISER:	COMPANY:

(Name of Adviser)	FS GLOBAL CREDIT OPPORTUNITIES FUND—D

By:	By:
Print Name:	Print Name:
Title:	Title:

EXHIBIT A

TO

SELECTED INVESTMENT ADVISER AGREEMENT

This Exhibit A is attached to and made a part of that certain Selected Investment Adviser Agreement, dated as of the          day of                                 , 20    , by and between FS Global Credit Opportunities Fund—D and                                              .

1.	Date of Agreement: , 20

2.	Identity of Adviser:

Name:

Type of Entity:

State of Organization:

Qualified to Do Business and in Good Standing in the Following States:

Registered as an Investment Adviser in the Following States:

3.	Name and Address for Notice Purposes:

Name:

Title:

Company:

Address:

City, State and Zip Code:

Telephone Number (including area code):

4.	Pricing

The Dealer Manager will receive a dealer manager fee of                 % of the public offering price of the Shares in connection with the sale of the Shares to Adviser’s clients, such dealer manager fee to be paid by the Company from the gross offering proceeds received by it on account of the sale of Shares.

5.	Please complete the following for our records:

(a) How many investment adviser representatives are with your firm?

(Please enclose a current list. All information will be held in confidence.)

(b) Does your firm publish a newsletter? [    ] Yes [    ] No

What is/are the frequency of the publication(s)?

[    ] Weekly [    ] Monthly [    ] Quarterly [    ] Bi-weekly [    ] Bi-monthly

[ ] Other (please specify)

Please place FS Global Credit Opportunities Fund—D on your mailing list and provide a sample of the publication if available.

(c) Does your firm have regular internal mailings, or bulk package mailings to its investment adviser representatives? [    ] Yes [    ] No

Please place FS Global Credit Opportunities Fund—D on your mailing list and provide a sample of the publication if available.

(d) Does your firm have a computerized electronic mail (e-mail) system for your investment adviser representatives? [    ] Yes [    ] No

If so, please provide e-mail address:

(e) Website address:

Person responsible:

EXHIBIT B

Qualified Custodian Programs

Name of Custodian	Name of Program
Charles Schwab & Co.	AI Custody Platform(1)
Fidelity Investments	Alternative Investment Product Offering
Millenium Trust Company	Alternative Investment Platform
TD Ameritrade	TD Ameritrade Platform

(1)	Please note that Charles Schwab & Co. must approve the Advisor’s use of its platform in advance of accepting custody of Shares for Adviser’s clients.